Exhibit (c)(10)

Project Kinnick Special Committee Materials January 10, 2021

Project Kinnick Confidential Table of Contents 1. Overview 1 2. Valuation Analysis 5 3. Valuation Reference Materials A. Selected Public Trading Comparables 7 B. Selected Precedent Transaction Comparables 9 C. Gordon Growth Model for Financial Institutions 10 D. Appraisal Valuation Analysis 12 E. Precedent Insurance Minority Buy - in Transactions 15 ________________________________________________________________________________________ Appendices A. Supplemental Valuation Support 16 B. FBL Operating Environment 18 C. Plan / Street Expectations 20 D. FBL Financial Share Count Detail 23 E. Shareholder Analysis 24 F. Barclays Relationship Disclosure 26

Overview

Project Kinnick Confidential Overview – Timeline (1/2) On September 4, 2020, the Board of Directors of FBL Financial Group (“FBL” or the “Company”) received a letter (the “Proposal”) from Farm Bureau Property & Casualty Insurance Company (“FBPCIC”) offering $47.00 per share in cash for all Class A common stock and Class B common stock of the Company not owned by FBPCIC or the Iowa Farm Bureau Federation (“IFBF”) Together FBPCIC and IFBF own ~61% of the outstanding shares of Class A common stock and ~88% of the outstanding shares of Class B common stock FBL Financial announced the Formation of a Special Committee consisting of three independent and unaffiliated directors on September 15, 2020 On October 13, 2020, the Special Committee announced that it had retained Barclays and Sidley Austin as advisors The Proposal states that “IFBF has indicated it will support the proposed transaction as described herein, but that it otherwise has no interest in selling any of the shares of FFG common stock owned by it, nor in voting any such shares in favor of any alternative sale, merger or similar transaction involving FFG” (1) Confirmed in conversations with FBPCIC’s financial advisor, Goldman Sachs On October 19, 2020, the Special Committee instructed Sidley to negotiate and finalize an engagement letter with Milliman , a leading actuarial advisory firm, to assist with its deliberations by preparing an actuarial appraisal of FBL Financial Special Committee deliberations to formulate a response to the Proposal continued with the help of Barclays and Sidley through to mid - November On November 15, 2020, Barclays was instructed by the Special Committee to respond to the Proposal, via a conversation with Goldman Sachs, that the Special Committee had not finalized its view as to an appropriate counter, but that, on a preliminary basis, it was expecting to value the Company’s price per share in the mid - $50s On November 25, 2020, FBPCIC responded by bumping its offer from $47.00 per common share to $55.00 per common share FBPCIC Approach Process / Negotiations ___________________________ 1. Per bid letter filed publicly on September 4, 2020. 1

Project Kinnick Confidential Overview – Timeline (2/2 ) On December 3, 2020, Barclays was instructed by the Special Committee to respond to FBPCIC’s counter by requesting / confirming the following: Ordinary quarterly dividends to continue to be paid to the minority shareholders prior to closing A $1.50 per share special dividend to be paid prior to closing The headline offer price be bumped from $55.00 per share to $56.00 per share On December 11, 2020, Barclays received a revised bid via a conversation with Goldman Sachs: Ordinary quarterly dividends to continue to be paid to the minority shareholders prior to closing ($0.52 / share for 2021) No special dividend paid prior to closing The headline offer was bumped from $55.00 per share to $56.00 per share In connection with services provided to the Special Committee, Barclays will receive a $1.0mm retainer fee, $1.0mm for the delivery of a fairness opinion, a $2.0mm success fee (payable at closing) and an incremental success fee to be calculated as 1% of any aggregate value achieved above the original $47.00 offer price (worth $0.8mm assuming a transaction is consummated at $56.00 per share) Process / Negotiations (cont’d) Scope of Barclays’ Engagement 2

Transaction Summary

Principal Parties	• Acquiror: Farm Bureau Property & Casualty Insurance Company • Target / Company: FBL Financial Group, Inc.
Price and Form of Consideration	• Merger consideration of $56.00 of cash, without interest, per share of common stock • Each share of preferred stock of the Company shall become preferred stock of the surviving corporation • Company options, RSAs and RSUs to vest and be cashed out, subject to certain restrictions and conditions
Tax Treatment	• Cash consideration received to be taxable to shareholders
No Shop / Fiduciary Provisions	• Standard "No-Shop" / fiduciary provisions, providing carve-outs to comply with fiduciary duties • Ability to provide information to competing bidders and change recommendation in the event the Company receives a superior proposal • No fiduciary termination right
Break Fee	• Company to pay termination fee equal to 3.50% of the purchase price (approximately $18,477,300) in the event of termination due to (A) the Special Committee changing its recommendation or (B) a willful and material breach by the Company of the no-shop provision • Company to pay Acquiror expenses up to 1.00% of the purchase price (approximately $5,279,229) in the event of termination due to (i) failure to obtain the required shareholder approval and the announcement of a competing proposal in advance of such shareholder meeting and (ii) a material breach of the agreement by Company and the announcement of a competing proposal prior to such breach; provided that, in each case, if the Company enters into or consummates a competing transaction within 12 months of such termination, Company to pay Acquiror an amount which, when added to the expenses paid at such termination, equals the full 3.50% termination fee
Conditions to Closing	• Affirmative vote of a majority of each of (i) all outstanding Class A common shares and Series B preferred shares, voting together as a single class, (ii) all outstanding Class B common shares and (iii) all outstanding common shares not held by (A) the Acquiror and its affiliates, (B) IFBF and its affiliates or (C) each of their respective directors and officers • No Material Adverse Effect that is continuing has occurred (only Acquiror can exercise) • No Burdensome Condition has occurred (only Acquiror can exercise) • No more than 7% of the Common Shares that are issued and outstanding immediately prior to the Effective Time shall be Dissenting Shares • Regulatory approvals • Other customary closing conditions
Rollover Agreement	• Acquiror and Iowa Farm Bureau Federation ("IFBF") to rollover their common shares in the Company • Acquiror and IFBF to cause to be voted any common shares and preferred shares of the Company beneficially owned by them in favor of approving and adopting the merger and against any other action or agreement that would reasonably be expected to adversely affect the merger • Acquior and IFBF each waive any appraisal or rights to dissent from the merger
Expected Timing	• Transaction signing and announcement: January 11, 2021 • Expected closing: First half of 2021 (subject to shareholder and regulatory approval)

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Project Kinnick
Confidential

Project Kinnick Confidential 0.00x 0.50x 1.00x 1.50x 2.00x 2.50x Jan-19 Jun-19 Oct-19 Mar-20 Aug-20 FFG Protection Index Annuity Index (80%) (60%) (40%) (20%) 0% 20% 40% Jan-19 Apr-19 Jul-19 Oct-19 Jan-20 Apr-20 Jul-20 Sep-20 Dec-20 FFG Protection Index Annuity Index Recent positive news in COVID - 19 vaccine development and stronger 3Q ‘20 earnings have acted as a catalyst for the sector, with valuations recovering from 2020 lows ▪ Credit concerns have not materialized as expected ▪ Equity market volatility has broadly subsided across several sectors as reflected by strong index performance for 2020 However, the life and annuity sector continues to face multiple headwinds which have been exacerbated by recessionary pressures from COVID - 19: ▪ Macroeconomic and geopolitical uncertainty, as well as associated impact on Fed policy ▪ Drop in interest rates, and market perception of “low - for - long” rate environment ▪ Continued perception of challenges and potential volatility for financial institutions Certain products and exposures have fallen out - of - favor among investors, creating downward pressure on life/annuity sector valuations Current Sector Valuation & Trading Dynamics Key Takeaways Indexed Stock Price Performance 2 - Year Performance Price / Book Value ex. AOCI (3) ___________________________________ Source: FactSet and SNL. Market data as of January 8, 2021. 1. Initial Offer D ate – September 4, 2020 . Performance based on indexed stock performance as of the unaffected date of September 3, 2020. 2. Protection Index includes: CNO, GL, PRI. 3. Annuity Index includes: ATH, AEL. (2) (2) (3) 33.3% 5.8% (22.0%) 2.01x 0.80x 1.20x Jan - 21 Jan - 21 Performance Since Initial Offer Date (1) Protection 20.6% Annuity 25.8% 4

Valuation Analysis

Project Kinnick Confidential Broker 2 11/6/20 $35.64 $40.28 $45.86 $44.52 KKR / Global Atlantic $38.82 $44.24 $50.29 $46.86 $51.70 $30.51 $41.58 $46.36 $60.10 $55.65 Athene and MassMutual / AEL $48.89 $52.15 $52.15 $48.64 $54.05 $60.03 $25.00 $35.00 $45.00 $55.00 $65.00 Analysis of Shareholder Consideration ________________________________________ Source: Factset and SNL. Market Data as of January 8, 2021. 1. Fully diluted shares as of January 7, 2021. 2. Company Internal Plan provided by FBL’s management on December 23, 2020. 3. Low end based on unaffected price multiplied by average peer appreciation since September 3, 2020 divided by BV ex. AOCI as of September 30, 2020. High end based on regression including all peers excluding PRI. FFG inputs based on calculated cost of equity using current capital structure and 2021 ROE from the Company Internal Plan. 4. Ran ge established based upon two precedent deals: KKR / Global Atlantic as well as Athene and MassMutual / AEL. 5. The Special Committee engaged Milliman to prepare an independent Actuarial A ppraisal of the value of the projected statutory earnings of the life insurance and annuity businesses of the Company as of September 30, 2020, to which B arc lays made topside adjustments in order to capture the value not attributable to those businesses. Per Milliman Report dated December 31, 2020 as detailed on page 13 of this presentation. 6. Based on the price as of September 3, 2020. 7. Based on the price as of August 5, 2020. 8. Based on the 90 - day period prior to the announcement of the FB PCIC bid on September 4, 2020. 9. Pre - COVID defined as the 90 days prior to February 14, 2020. Valuation Summary – Implied Value per Share of FBL Financial Class A and Class B Common Stock (1) 7.0% – 10.0% DDM Methodology Metric Range Discount Rate Dividend Discount Model 9.0% – 11.0% Cost of Equity Trading Price / Earnings 9.0x – 10.5x 2021E EPS ($3.96) (2) Precedent Buy - Ins 1 - Day Premium (6) 35% – 40% 2 nd Offer Improvement 10% – 1 5% 30 - Day Premium (7) 32% – 37% Other 52 - Week Trading Range Broker Price Targets Txn Life Insurance Transactions 1.00x – 1.25x (4) $37.25 Broker 2 8/11/20 Broker 1 8/19/20 Broker 1 11/10/20 $35.50 $47.00 $47.00 $60.00 $65.00 3 Q 2020 BV ex. AOCI ($44.52) Milliman Appraisal For Reference P/BV vs. ROE Regression (3) 1.03x – 1.35x Sum - of - the - Parts See page 7 for SOTP Analysis 3 Q 2020 BV ex. AOCI ($44.52) Intrinsic Comparables $58.00 90 - Day VWAP (8) $35.98 Pre - Covid 90 - Day VWAP: $57.84 (9) DCF of Stat Cash Flows (Milliman) and Other FBL businesses (5) At - Scale Company Expense Profile $47.00 (Initial Offer) Current Share Price: $53.63 $56.00 (Transaction Price) Denotes Valuation Range Inclusive of New Business $57.97 $44.36 5

Share Price Analysis

	FBL Metric	Pre-Ann. Price $37.25	Original Offer $47.00	$48.00	$52.00	Transaction Price $56.00
Premium / (Discount) to:						
Current Trading Price (1/8/21 Close)	$53.63	*(30.5) %*	*(12.4) %*	*(10.5) %*	*(3.0) %*	***4.4 %***
Unaffected Price (9/3/20 Close)	37.25	*0.0*	*26.2*	*28.9*	*39.6*	***50.3***
Initial Bid Price	47.00	*(20.7)*	*0.0*	*2.1*	*10.6*	***19.1***
30-Day Average Share Price[(1)]	37.59	*(0.9)*	*25.0*	*27.7*	*38.3*	***49.0***
90-Day Average Share Price[(1)]	35.98	*3.5*	*30.6*	*33.4*	*44.5*	***55.7***
Pre-Covid 90-Day Average Share Price[(1)]	57.84	*(35.6)*	*(18.7)*	*(17.0)*	*(10.1)*	***(3.2)***
52 Week High	60.03	*(37.9)*	*(21.7)*	*(20.0)*	*(13.4)*	***(6.7)***
52 Week Low	30.51	*22.1*	*54.0*	*57.3*	*70.4*	***83.5***
Implied Price to 9/30/20 BVPS Multiples						
Stated (incl. AOCI)[(2)]	$66.21	0.56 x	0.71 x	0.72 x	0.79 x	**0.85 x**
Ex. AOCI[(2)]	44.52	0.84	1.06	1.08	1.17	**1.26**
Implied Price / EPS Multiple						
2021E EPS[(3)]	3.96	9.4	11.9	12.1	13.1	**14.1**

● **Median Precedent Transaction Premiums for Selected Life Insurance Minority Buy-Ins**[(4)]

- **Median of precedents at 38%** (Unaffected Price, 9/3/20 Close)
- **Median of precedents at 11%** (Initial Bid Price)
- **Median of precedents at 37%** (30-Day Average Share Price)

Note: Market Data as of January 8, 2021.
Source: FactSet, SNL, Wall Street Research.

1. *Volume-weighted average __unaffected__ price per FactSet. Pre-COVID defined as the 90 days prior to February 14, 2020.*
2. *Based on FBL's most recent 10-Q filing.*
3. *Per Company Internal Plan provided by FBL's management on December 23, 2020.*
4. *Median based on precedent prices increases from minority buy-ins when compared to the initial offer.*

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Valuation Reference Materials

Selected Public Trading Comparables

Illustrative Public Comparables Valuation Analysis (SotP)

FBL Peer Comparable (P / '21 EPS)[1]



Protection
Average: 12.0x
Annuity
Average: 6.3x
12.8x
12.6x
10.8x
7.0x
5.6x
GL
PRI
CNO
AEL
ATH
Selected Blended Valuation Range 9.0x – 10.5x(1)

FGL Segment Contribution[2]



$ in Millions
2021 Earnings
41% $39.2
52% $50.6
7% $7.0
Q3 2020 Allocated Equity
22% $241.8
48% $520.2
30% $324.2
Annuity
Life
Corporate

Sum-of-the-Parts Valuation[2]

($ in millions, except per share amounts)	2021E Earnings			Selected Multiple Range		Implied Valuation			
	Standalone	Adj.[3]	Pro Forma	Low	High	Low	High	Low	High
Annuity	$39.2	($1.1)	$38.2	6.0x	7.0x	$229.0	$267.2	$9.33	$10.88
Life	50.6	(2.3)	48.3	11.0x	13.0x	531.4	628.0	21.64	25.58
Corp	7.0	2.6	9.6	9.0x	10.5x	86.6	101.0	3.53	4.12
Wealth Management[4]	-	(2.6)	(2.6)	--	--	--	--	--	--
Total Segment Value	**$96.9**	**($3.4)**	**$93.5**	**9.1x**	**10.7x**	**$847.0**	**$996.2**	**$34.50**	**$40.58**
(+) Excess Capital[3]	--	--	--	--	--	142.0	142.0	5.78	5.78
Total Valuation	**$96.9**	**($3.4)**	**$93.5**	**10.6x**	**12.2x**	**$989.0**	**$1,138.2**	**$40.28**	**$46.36**

Source: Factset and SNL. Market data as of January 8, 2021.

1. *Represents a 60 / 40 Life / Annuity weighting method between business segments. Relevant ranges: Life (11.0x – 13.0x) and Annuity (6.0x – 7.0x). 2021 EPS estimates per FactSet consensus.*
2. *Figures based on Company Internal Plan provided by FBL's management on December 23, 2020. Assumes 21% tax rate and fully diluted shares as of January 7, 2021.*
3. *Adjustments to Annuity and Life for the removal of excess capital above 425% RBC at 3.0% pre-tax cost of capital. Excess capital allocated to Annuity and Life based on current allocation of GAAP equity.*
4. *Wealth management currently reported in Corporate & Other. Assumes 21% tax rate and $6.8mm of pre-tax stranded overhead costs associated with the wealth management division are not recovered.*

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Project Kinnick
Confidential

Project Kinnick Confidential ATH AEL CNO GL PRI FFG R² = 92.9% R² = 75.2% 0.00x 0.50x 1.00x 1.50x 2.00x 2.50x 3.00x 3.50x (10.0%) (8.0%) (6.0%) (4.0%) (2.0%) 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% ___________________________ Source: Company filings, FactSet, Duff & Phelps, Bloomberg and SNL. Market data as of January 8, 2021. 1. Long - term historical equity risk - premium per Duff and Phelps. 2. 20 - year US Treasury. 3. Based on Market Cap and Duff & Phelps Size Premium Calculator. 4. Based on FactSet Consensus. FBL ROE based on Company Internal Plan provided by FBL’s management on December 23, 2020. 5. Based on unaffected price multiplied by average peer appreciation since September 3, 2020 divided by BV ex. AOCI as of September 30, 2020. Price / Book vs. ROE Regression Regression Analysis Price / Book Value ex. AOCI 2021 ROE Less Cost of Equity Adjusted ROE Build ATH AEL CNO GL PRI FFG Cost of Equity Build-Up: Levered Beta 2.052 2.010 1.534 1.235 1.654 1.023 * Market Risk Premium (1) 7.15% 7.15% 7.15% 7.15% 7.15% 7.15% Investment Risk Premium 14.67% 14.37% 10.97% 8.83% 11.83% 7.31% + Risk free rate (2) 1.67% 1.67% 1.67% 1.67% 1.67% 1.67% + Size Premium (3) 0.79% 1.34% 1.34% 0.73% 0.79% 1.47% Cost of Equity 17.13% 17.38% 13.98% 11.23% 14.29% 10.45% 2021E ROE (4) 12.28% 11.76% 6.46% 11.62% 21.39% 8.70% 2021E ROE - Cost of Equity (4.85%) (5.62%) (7.52%) 0.39% 7.11% (1.75%) (5) 1.03x – 1.35x Implied Price / Book Multiple 8

Selected Precedent Transaction Comparables

Selected Precedent Transactions

	American Equity / Athene / MassMutual[1]	Global Atlantic / KKR[2]
Description	• On September 8, 2020, American Equity Investment Life Holding Company ("AEL") received an unsolicited bid from Athene Holding Ltd. ("Athene") and Massachusetts Mutual Life Insurance Company ("MassMutual") to acquire all outstanding common shares ▪ AEL is predominately an annuity-focused company with most of its earnings coming from the sale and administration of fixed and fixed indexed annuities • As part of the transaction, MassMutual would acquire all of the insurance operations and personnel of AEL and Athene would reinsure 80% of the in-force policyholder liabilities of AEL • AEL ultimately rejected the offer and elected to pursue an independent path, including a partnership with Brookfield, including a 19.9% investment at $37.00 per share	• On July 8, 2020, Global Atlantic Financial Group Limited ("Global Atlantic") and KKR & Co. Inc. ("KKR") announced that they had signed a strategic transaction in which KKR agreed to acquire all of the outstanding shares of Global Atlantic ▪ Similar to AEL, Global Atlantic's business is predominantly annuity-focused, with a focus on fixed and fixed indexed annuities ▪ Global Atlantic uses both organic and inorganic growth channels to originate its business • Following closing of the transaction, Global Atlantic would continue to operate as a separate business unit with its existing brands and management team
Valuation	• The bidders offered $36.00 per share, representing: ▪ ~51% premium to the unaffected closing price ▪ 1.25x P / BV ex. AOCI	• KKR agreed to pay Global Atlantic shareholders an amount equal to 1.00x Global Atlantic's P / BV ex. AOCI as of the date of closing, subject to an equity roll-over for certain existing investors • At announcement, Global Atlantic's book value was ~$4.4bn

Source: Public Filings.

1. *Joint Athene and MassMutual bid details per Business Combination Disclosure dated October 1, 2020.*
2. *Merger details per presentation titled "KKR & Co. Inc. Acquisition of Global Atlantic Financial Group" published July 8, 2020.*

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Gordon Growth Model for Financial Institutions

Dividend Discount Model

Implied Terminal Price / Book Using Gordon Growth Method[1]



Current Capital Structure
$997
$97
91%
% of Total Capital
9%
Equity
Debt

2023 Levered ROE	Cost of Equity[2]	Implied Price/Book[3]
10.5%	9.0%-11.0%	0.94x-1.21x

Value / Share

Pro Forma Price / Book[4]		Pro Forma Proj. Equity Value[5]	PV of Div. Stream ('21-'23)	PV of Excess Capital[6]	PV of Terminal Value[7]	Total PV / Share[8]
11.0%	0.94x	$950	$134	$165	$654	$38.82
10.0%	1.06x	$950	$136	$170	$756	$43.24
9.0%	1.21x	$950	$138	$175	$888	$48.89

Source: Company filings, FactSet, Duff & Phelps, Bloomberg and SNL. Market data as of January 8, 2021. Financial Data as of September 30, 2020

1. *Based on 2023 figures from Company Internal Plan provided by FBL's management on December 23, 2020. Capital levels assume dividend of full excess capital at target RBC ratio of 425%. Levered ROE includes add-back for $1.7mm in pre-tax savings from WM division as well as reduction in earnings for interest on excess cash.*
2. *Cost of equity based on long-term historical equity risk-premium per Duff and Phelps, 20-year US Treasury, Decile 7 Size Premium of Duff & Phelps Size Premium Calculator.*
3. *Calculated as (Levered ROE – 2% Perpetual Growth) / (Cost of Equity – 2% Perpetual Growth). Standalone 2023 ROE based on Company Internal Plan provided by FBL's management on December 23, 2020.*
4. *Based on high, midpoint and low of the cost of equity ranges.*
5. *Book Value calculated as PF Book Value ex. AOCI after excess capital dividend. Excludes $3.0 million of preferred equity.*
6. *Based on 2023 excess capital figures from Company Internal Plan provided by FBL's management on December 23, 2020. Capital levels assume dividend of full excess capital above target RBC ratio of 425%.*
7. *Net of $222mm excess capital above 425% RBC Company Action Level and $4mm of projected excess capital at the parent company level.*
8. *Per share data based on fully diluted share count as of January 7, 2021.*

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Project Kinnick Confidential

Project Kinnick Confidential Dividend Discount Model Sensitivities Cost of Equity x Expense Savings Pre-Tax Private Co. Savings $43.24 $0 $5 $10 $15 $20 $25 8.0% $56.39 $58.51 $60.63 $62.75 $64.87 $67.00 9.0% $48.89 $50.66 $52.43 $54.20 $55.97 $57.74 10.0% $43.24 $44.75 $46.25 $47.76 $49.27 $50.77 11.0% $38.82 $40.12 $41.43 $42.73 $44.03 $45.34 12.0% $35.27 $36.41 $37.55 $38.69 $39.83 $40.97 Cost of Equity Cost of Equity x Growth Rate Perpetuity Growth Rate $43.24 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 8.0% $53.85 $54.58 $55.41 $56.39 $57.54 $58.92 9.0% $47.78 $48.10 $48.47 $48.89 $49.38 $49.94 10.0% $42.97 $43.05 $43.14 $43.24 $43.36 $43.49 11.0% $39.06 $38.99 $38.91 $38.82 $38.72 $38.61 12.0% $35.81 $35.65 $35.47 $35.27 $35.04 $34.80 Cost of Equity Cost of Equity x RBC Ratio RBC Ratio $43.24 350% 375% 400% 425% 450% 475% 8.0% $59.63 $58.55 $57.47 $56.39 $55.30 $54.22 9.0% $52.08 $51.02 $49.95 $48.89 $47.83 $46.77 10.0% $46.36 $45.32 $44.28 $43.24 $42.20 $41.16 11.0% $41.88 $40.86 $39.84 $38.82 $37.80 $36.78 12.0% $38.26 $37.26 $36.26 $35.27 $34.27 $33.27 Cost of Equity ___________________________ Source: Company filings, FactSet , Duff & Phelps, Bloomberg and SNL. Market data as of January 8 , 2021. Financial Data as of September 30, 2020 and Company Internal Plan provided by FBL’s management on December 23, 2020. Per share data based on fully diluted share count as of January 7, 2021. 11

Appraisal Valuation Analysis

Project Kinnick Confidential Milliman Appraisal Overview Milliman, Inc. (“Milliman”) was hired by the Special Committee to prepare an independent actuarial appraisal to establish the present value of the projected statutory earnings arising from the life insurance and annuity businesses of FBL Financial and its subsidiaries Milliman’s present values represent valuations as of September 30, 2020 Milliman’s valuation range is based on a 7% – 10% discount rate At the request of the Special Committee, we used information contained in Milliman's appraisal and did not independently verify it To capture the value that is not attributable to FBL Financial’s life insurance and annuity businesses, Barclays made topside adjustments to Milliman’s appraisal which are detailed on p age 14 12

Actuarial Value Analysis – At-Scale Expense Profile

Summary of Actuarial Values after 350% RBC using At-Scale Expense Profile

Total Actuarial Value at Varying Discount Rates

($ in millions)

	Discount Rate			
	7.0%	8.0%	9.0%	10.0%
1) Adjusted Statutory Book Value	$694.4	$694.4	$694.4	$694.4
2) Value of Business Inforce as of September 30, 2020				
Fixed Deferred Annuities	$148.0	$141.1	$134.8	$128.9
Fixed Indexed Annuities	98.1	89.6	82.1	75.6
Immediate Annuities	(1.8)	(1.4)	(1.2)	(0.9)
Variable Annuities	41.9	38.9	36.3	34.0
Traditional Life (Perm)	262.4	245.4	230.3	216.7
Term	192.9	180.5	170.2	161.3
UL	133.4	125.7	118.6	112.0
VUL	95.1	90.3	85.7	81.4
Subtotal Pre-Tax Existing Business	**$969.9**	**$910.0**	**$856.7**	**$809.0**
Impact of Line-of-Business Federal Income Tax	(172.1)	(165.3)	(158.8)	(152.5)
Tax Benefits from Misc Stat/Tax Diff	13.0	12.4	11.9	11.4
Cost of Capital at 350% RBC (i=2.65%)	(164.5)	(183.0)	(198.9)	(212.5)
Subtotal After-Tax Existing Business, After Cost of Capital	**$646.4**	**$574.1**	**$511.0**	**$455.4**
3) Ten Years of New Business from September 30, 2020				
Fixed Deferred Annuities	$8.9	$8.2	$7.6	$7.1
Fixed Indexed Annuities	88.2	76.4	66.4	58.1
Traditional Life (Perm)	35.4	27.1	20.4	14.8
Term	147.8	125.6	107.3	92.2
IUL	107.9	86.7	69.4	55.0
Unallocated Expense	(76.1)	(74.1)	(72.2)	(70.4)
Subtotal Pre-Tax New Business	**$312.0**	**$249.9**	**$198.9**	**$156.8**
Impact of Federal Income Taxes	(77.1)	(66.8)	(58.0)	(50.3)
Cost of Capital at 350% RBC (i=2.65%)	(92.2)	(97.8)	(101.4)	(103.6)
Subtotal After-Tax New Business, After Cost of Capital	**$142.7**	**$85.2**	**$39.5**	**$3.0**
4) Total Actuarial Value (1) plus (2) plus (3)	**$1,483.5**	**$1,353.7**	**$1,244.9**	**$1,152.8**

Source: All reliances and limitations are subject to the Milliman Report as of December 31, 2020.
Note: Judgment as to the data, analysis and results contained in the Actuarial Appraisal should be made only after studying the Actuarial Appraisal in its entirety, including any appendices, which has been provided to all parties with access to this Memorandum, and is subject to the limitations contained therein and herein. The summary of the Actuarial Appraisal included herein does not purport to contain all of the information that may be required by a person to evaluate any potential transaction. As such, Milliman assumes no responsibility for its accuracy or completeness and nothing contained herein should be relied on by a potential acquirer. Any recipient hereof and of the Actuarial Appraisal should conduct its own analysis of the Business and the data contained or referred to herein or therein and consult its own advisors as to matters concerning the Business.

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Confidential

Appraisal Valuation Bridge

- **Milliman's appraisal derives a consolidated value for FBL's insurance operations in Farm Bureau Life Insurance Company and Greensfields Life Insurance Company**
- **Milliman's valuation does not include value attributable to FBL businesses that do not reside in its two insurance operating entities**
- **The bridge below provides a walk to the total valuation for FBL Financial Group from Milliman's appraisal**

	Discount Rate			
($ in millions, except per share values)	**7%**	**8%**	**9%**	**10%**
Total Actuarial Value (incl. New Business)[(1)]	**$1,483**	**$1,354**	**$1,245**	**$1,153**
Topside Adjustments:				
(-) Holding Company Net Income / (Loss)[(2)]	(50)	(42)	(36)	(31)
(-) Wealth Management Value[(3)]	--	--	--	--
(+) Leasing Business[(4)]	10	8	7	6
(+) Investment Management Business[(5)]	2	2	1	1
(+) Financial Services Business[(6)]	47	40	34	30
(+) Holding Company Net Assets[(7)]	28	28	28	28
(-) Trust Preferreds	(97)	(97)	(97)	(97)
Total Value of FBL Financial Group	**$1,423**	**$1,292**	**$1,182**	**$1,089**
Shares Outstanding[(8)]	*24.6*	*24.6*	*24.6*	*24.6*
Total Value per Share	**$57.97**	**$52.62**	**$48.14**	**$44.36**
Total Value per Share (Excluding New Business)	**$52.15**	**$49.15**	**$46.53**	**$44.24**

Source: Company filings.

1. *Per Milliman Report dated December 31, 2020 as detailed on page 13 of this presentation.*
2. *Holding company net income assumes FBL Life pays a $6.0mm management fee and the FBPCIC pays a $2.0mm management fee to the parent company. These offset $13.5mm of general and administrative expenses for the parent company, further adjusted for $2.5mm of assumed pre-tax public company savings. We assume no tax is paid by the parent company given its tax position and is valued assuming a 2% growth on expenses.*
3. *No value attributed to wealth management segment, consistent with other valuation analysis.*
4. *Value of leasing business assumes $0.6mm of pre-tax earnings in 2021, tax effected at 21% and valued using a growth methodology using a 2% growth rate.*
5. *Value of 3rd party investment management business assumes $0.1mm of pre-tax earnings in 2021, tax effected at 21% and valued using a growth methodology using a 2% growth rate.*
6. *Represents value of investment management fees paid by FBPCIC subsidiaries to FBL Financial Services. Assumes $3.0mm of pre-tax income, tax effected at 21% and valued using a growth methodology using a 2% growth rate.*
7. *Net assets calculated as non-consolidated assets and liabilities from FBL Financial Group, Inc.'s balance sheet as of September 30, 2020 (latest values reported).*
8. *Per share data based on fully diluted share count as of January 7, 2021.*

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Precedent Insurance Minority Buy - in Transactions

Affiliate Transactions in Insurance

Precedent Insurance Minority Buy-Ins(1)

Scope of Transactions Chosen

- U.S. insurance industry transactions
- Exclusively minority buy-ins, defined as a controlling parent acquiring the remaining shares outstanding in the public entity
- Deals announced since January 1, 2006

Key Takeaways

- All transactions, except for CNA / Loews, included at least one price increase from the original offer
  - The median increase across the transactions was 11.4%
- In all cases but one, all final offers represented at least a 20% premium to the pre-announcement share price:
  - 1-Day: 37.9% (median)
  - 30-Day: 37.4% (median)

($ in millions)

Announce Date	Close Date	Target Name	Acquiror Name	Deal Value	% Acquired	# of Price Changes	% Change from Initial Offer Price to Final Offer Price	Premium to Pre-Announce Price(3) 1 Day Prior	Premium to Pre-Announce Price(3) 1 Month Prior
9/4/2020 (2)	Pending	FBL Financial	Farm Bureau P&C Insurance Co	$525	40%	2	19.1%	50.3%	57.7%
11/16/2018	9/19/2019	EMC Insurance Group	Employers Mutual Casualty	356	46%	1	20.0%	50.1%	49.0%
1/9/2018	11/29/2018	Amtrust Financial Services	Stone Point Capital	1,539	49%	2	20.4%	45.5%	46.3%
3/7/2016	11/10/2016	National Interstate Corp	American Financial Group Inc	315	49%	2	6.7%	41.5%	37.4%
11/1/2010	6/9/2011	CNA Surety Corp	CNA	475	39%	1	20.7%	37.9%	46.9%
9/8/2009	10/21/2009	Odyssey Re Holdings Corp	Fairfax Financial Holdings Ltd	1,098	28%	1	8.3%	29.8%	39.7%
10/27/2008(3)	11/7/2008	CNA Financial Corp	Loews	1,250	NA	NA	NA	NA	NA
3/10/2008	1/2/2009	Nationwide Financial Services Inc	Nationwide Mutual Insurance Co	2,440	34%	1	10.7%	37.8%	24.3%
7/17/2007	4/16/2008	Alfa Corp	Alfa Mutual Insurance Co	811	45%	1	25.0%	44.7%	29.8%
2/23/2007	9/28/2007	Great American Financial Resources Inc	American Financial Group Inc	223	19%	1	4.3%	13.0%	11.4%
1/24/2007	9/27/2007	21st Century Insurance Group	American International Group Inc - AIG	758	39%	1	11.4%	34.6%	24.9%
Median (ex. FBL)				**$785**	**39.2%**	**1.0**	**11.4%**	**37.9%**	**37.4%**
Average (ex. FBL)				**927**	**38.7%**	**1.2**	**14.2%**	**37.2%**	**34.4%**

Source: Dealogic data as of January 8, 2020.

1. *The following Dealogic screens were used: includes deals that were (i) announced since January 1, 2006, (ii) have been completed or are pending, (iii) U.S. public company targets, (iv) deal sizes >$50mm, (v) cash consideration only, (vi) acquiror's position in the target pre-announcement was >50% and was >90% post-close and (vii) the target is categorized as an insurance company.*
2. *FBL stats based on current offer price of $56.00 per share.*
3. *Purchase of non-voting preferred stock.*

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Appendices

Supplemental Valuation Support

Project Kinnick Confidential Selected Trading Comparables ___________________________ Source: Financial information sourced from SNL Financial as of September 30, 2020. Market data and estimates sourced from FactSet as of January 8, 2021. 1. FBL EPS and ROE estimates per Company Internal Plan provided by FBL’s management on December 23, 2020. Price / Book Value ex. AOCI 3 - Year Comparables Valuation 0.0x 3.0x 6.0x 9.0x 12.0x 15.0x 18.0x Jan-18 Aug-18 Mar-19 Oct-19 Jun-20 Protection Index Annuity Index Price / NTM Earnings 0.00x 0.50x 1.00x 1.50x 2.00x 2.50x 3.00x Jan-18 Aug-18 Mar-19 Oct-19 Jun-20 Protection Index Annuity Index ($ in millions, except per share data) Price / Operating Price Market 2021E Book BV TBV ROAE Annual Dividend 1/8/21 Value EPS Value (ex-AOCI) (ex-AOCI) 2021E Yield Payout Sort By Market Value FBL Financial Group Inc. (1) $53.63 $1,308 13.5 x 0.81x 1.20 x 1.22x 8.7% 6.5% 108.4 % Protection Peers Globe Life Inc. $96.44 $10,132 12.8 x 1.23x 1.79 x 1.94x 12.3% 0.8% 11.2 % Primerica, Inc. 136.31 5,367 12.6 3.12 3.29 3.39 23.8 1.1 16.5 CNO Financial Group Inc. 22.70 3,155 10.8 0.62 0.96 NA 5.5 2.0 14.5 Mean $6,218 12.0 x 1.66 x 2.01 x 2.66 x 13.9% 1.3% 14.1 % Median $5,367 12.6 x 1.23 x 1.79 x 2.66 x 12.3% 1.1% 14.5 % Annuity Peers Athene Holding Ltd. $45.16 $8,648 5.6 x 0.61x 0.77 x 0.77x 12.9% 0.0% 0.0 % American Equity Investment 29.69 2,732 7.0 0.50 0.83 0.83 10.3 1.0 3.2 Mean $5,690 6.3 x 0.56 x 0.80 x 0.80 x 11.6% 0.5% 1.6 % Median $5,690 6.3 x 0.56 x 0.80 x 0.80 x 11.6% 0.5% 1.6 % Mean $6,007 9.8 x 1.22 x 1.53 x 1.73 x 13.0% 1.0% 9.1 % Median $5,367 10.8 x 0.62 x 0.96 x 1.38 x 12.3% 1.0% 11.2% 1-Year Avg. 3-Year Avg. Protection Index 1.74x 1.92x Annuity Index 0.69x 0.93x 1-Year Avg. 3-Year Avg. Protection Index 10.7x 11.6x Annuity Index 5.2x 6.7x 2.01x 12.0x 0.80x 6.3x Jan - 21 Jan - 21 16

Illustrative WACC Analysis

Illustrative WACC Calculations

	FBL Implied		Peer Median Implied	
	Current Cap.	Target Cap.[1]	Current Cap.	Target Cap.[1]
Cost of Equity Build-Up:				
Unlevered Beta	0.97	0.97	1.30	1.30
* Levering Factor	1.06	1.20	1.06	1.20
Levered Beta	1.02	1.16	1.38	1.56
* Market Risk Premium[2]	7.15 %	7.15 %	7.15 %	7.15 %
Investment Risk Premium	7.31 %	8.27 %	9.86 %	11.15 %
+ Risk free rate[3]	1.67 %	1.67 %	1.67 %	1.67 %
+ Size Premium[4]	1.47 %	1.47 %	1.47 %	1.47 %
Cost of Equity	**10.45 %**	**11.41 %**	**13.00 %**	**14.29 %**
Cost of Debt Build-Up:				
Pre-tax Cost of Debt[5]	3.25 %	3.25 %	3.25 %	3.25 %
* Tax Factor	0.79	0.79	0.79	0.79
After-Tax Cost of Debt	**2.57 %**	**2.57 %**	**2.57 %**	**2.57 %**
Implied WACC:				
Capital Weighted Cost of Equity	9.73 %	9.13 %	12.10 %	11.43 %
Capital Weighted Cost of Debt	0.18 %	0.51 %	0.18 %	0.51 %
Weighted Average Cost of Capital	**9.91 %**	**9.65 %**	**12.28 %**	**11.95 %**

Selected Peer Comparables

($ in millions)	Market Cap	Total Debt	Total Cap	Debt / Total Cap	Debt / Market Cap	Est. Tax Rate	Levered Beta	Unlevered Beta
Athene Holding	$8,648	$1,487	$10,135	14.7 %	17.2 %	14.0 %	2.05	1.79
American Equity Investments	2,732	574	3,306	17.4	21.0	21.6	2.01	1.73
CNO Financial Group	3,155	990	4,145	23.9	31.4	22.3	1.53	1.23
Globe Life	10,132	1,947	12,079	16.1	19.2	18.4	1.24	1.07
Primerica	5,367	1,897	7,265	26.1	35.4	23.7	1.65	1.30
			Mean	**19.6 %**	**24.8 %**	**20.0 %**	**1.70**	**1.42**
			Median	**17.4 %**	**21.0 %**	**21.6 %**	**1.65**	**1.30**

Source: Company filings, FactSet, Duff & Phelps, Bloomberg. Market data as of January 8, 2021.
1. *Targeted capital structure of 20% Debt / Total Capital based on analysis of peer comparables.*
2. *Long-term historical equity risk-premium per Duff and Phelps.*
3. *20-year US Treasury.*
4. *Based on Market Cap of $1.3bn, equivalent to Decile 7 Size Premium of Duff & Phelps Size Premium Calculator.*
5. *Estimated based on current new issue rates for peers.*

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FBL Operating Environment

Project Kinnick Confidential 8.4% 10.2% 13.9% 14.4% 18.0% 22.0% CNO FFG GL ATH AEL PRI 2.2x 2.6x 5.3x 5.9x 8.5x 9.3x PRI GL CNO FFG ATH AEL (0.7%) 0.9% 4.6% 11.2% 12.1% 17.9% CNO FFG GL AEL PRI ATH Historical Operating Benchmarking Asset Leverage (3) 5 - Year Revenue Growth (1) 3 - Year Avg. Operating ROE (4) _____________________________________________________________________ Source: SNL Financial, FactSet , Company Filings. Financial data as of year - end 2019. 1. Includes revenue from annuity related product charges. 2. Normalized for PRT and other reinsurance transactions. 3. Calculated as Total Investments / Total Equity as of September 30, 2020. 4. 3 - Year Average Operating ROE based on reported adjusted operating ROE and book value ex. AOCI. Protection Peers FBL Financial Peer Median: 11.2% Annuity Peers Peer Median: 5.3x Peer Median: 14.4% FBL Financial’s operating performance faces headwinds from lower rates, spread pressure, and slowing organic top - line growth (2) 18

Project Kinnick Confidential 219.7 218.8 205.9 155.8 158.3 158.0 158.2 117.0 2.56% 2.36% 2.17% 2.03% 1.83% 1.67% 1.40% 1.08% 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% $0 $100 $200 $300 $400 2017 2018 2019 2020 YTD (Spread) (Spread Income, $mm) Annuity Life Annuity Spread Life Spread Low Rate Environment Driving Spread Compression FBL has Experienced Spread Compression in Recent Years… (1) …Driven by the Drop in Interest Rates (2) 0.89% 1.03% 1.13% 1.21% 1.26% 1.34% 1.43% 1.52% 1.57% 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% Q1 21 Q2 21 Q3 21 Q4 21 Q1 22 Q2 22 Q3 22 Q4 22 Q1 23 Yield (%) Bloomberg Weighted Average 10-Yr Yield Projections Low Rates are Expected to Persist (3) 0.08% 0.08% 0.09% 0.10% 0.14% 0.24% 0.49% 0.81% 1.13% 1.67% 1.87% 1.50% 1.54% 1.56% 1.55% 1.58% 1.61% 1.67% 1.78% 1.87% 2.21% 2.35% 2.40% 2.46% 2.54% 2.60% 2.58% 2.57% 2.58% 2.63% 2.73% 2.88% 3.00% 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 1 Mo 3 Mo 6 Mo 1 Yr 2 Yr 3 Yr 5 Yr 7 Yr 10 Yr 20 Yr 30 Yr Yield (%) Current 1-Yr 3-Yr ___________________________ Source: Company Filings, US Department of Treasury, and Bloomberg. 1. Data per Financial S upplement and Company Internal Plan provided by FBL’s m anagement on December 23, 2020. 2. Data per US Department of Treasury as of January 8, 2021. 3. Bloomberg Median Forecasts as of January 8, 2021. 19

Plan / Street Expectations

Summary of FBL's Revised GAAP Plan

Overview

- The figures below were provided by FBL Financial's management on December 23, 2020
- The projections do not include any impact from the contemplated transaction, including any anticipated expense synergies that would be realized in connection therewith

Operating Earnings to Common Shareholders



($ in millions)
5-Year CAGR: (0.8%)
108.8
41.4
54.6
117.5
58.1
45.6
92.0(1)
88.0
32.5
49.9
96.9
50.6
39.2
99.2
54.1
35.9
104.6
57.5
33.5
2018A
2019A
2020E
2021E
2022E
2023E
Annuity
Life
Corporate and Other

Adjusted Operating Earnings per Share



5-Year CAGR: (0.4%)
$4.36
$4.75
$3.74 (1)
$3.57
$3.96
$4.05
$4.27
2018A
2019A
2020E
2021E
2022E
2023E

Return on Equity (ex. AOCI)



10.0%
10.7%
8.4%(1)
8.1%
8.7%
8.6%
8.8%
2018A
2019A
2020E
2021E
2022E
2023E

Book Value per Share (ex. AOCI)



5-Year CAGR: 2.4%
$44.09
$45.73
$44.95 (2)
$46.41
$47.94
$49.67
2018A
2019A
2020E
2021E
2022E
2023E

Source: GAAP financial plan provided by FBL Financial's management on December 23, 2020.

1. *After FBL management's GAAP plan was approved on December 23, 2020, additional impacts to 2020 earnings were discovered in the year-end close process which could results in earnings that are different than the December 23, 2020 plan. The stated ranges are FBL management's best estimate as of the date of this presentation.*
2. *2020 BVPS ex. AOCI per share projection does not include impact of Q4 mortality. At the time of presentation a no revised estimate or impact to estimate has been provided.*

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Project Kinnick Confidential FBL Financial GAAP Projections ($ in millions) 2021 2022 2023 Plan Plan Plan Operating Income Annuity $39.2 $35.9 $33.5 Permanent life 19.9 20.4 19.4 Term life 22.8 25.5 30.0 Universal life 7.9 8.3 8.2 Life insurance 50.6 54.1 57.5 Corporate and other 7.0 9.2 13.6 Total $96.9 $99.2 $104.6 Common Equity Annuity $255.8 $264.8 $275.5 Permanent life 222.5 230.4 239.7 Term life 160.9 166.6 173.3 Universal life 155.8 161.3 167.8 Life insurance 539.3 558.2 580.8 Corporate and other 337.0 346.4 355.4 Total $1,132.0 $1,169.4 $1,211.8 ROE - Rolling 12 Months Annuity 15.6% 13.9% 12.4 % Permanent life 9.1 9.0 8.3 Term life 14.5 15.6 17.7 Universal life 5.2 5.3 5.0 Life insurance 9.6 9.9 10.1 Corporate and other 2.1 2.7 3.9 Total 8.7% 8.6% 8.8% ___________________________ Source: Historical and Projected data from Company Internal Plan provided by FBL’s management on December 23, 2020. Selected Projection Drivers Continued spread compression due to low market interest rates Increased investment in Wealth Management business Annuity account value flat with increased withdrawals 21

Research Analyst Perspectives of FBL

	Broker 1	Broker 2
Date of Last Report	11/10/20	11/6/20
Current Price Target	$65.00	$58.00
Current Recommendation	Overweight	Hold
Price Target Evolution	2/10/2020: NM 5/11/2020: NM 8/19/2020: $60.00 09/08/20: $65.00 11/10/20: $65.00	03/16/20: $47.00 05/08/20: $47.00 06/18/20: $47.00 08/11/20: $47.00 11/06/20: $58.00
2021 EPS Evolution	2/10/2020: $4.75 5/11/2020: $4.45 8/19/2020: $4.60 09/08/20: $4.60 11/10/20: $4.60	03/16/20: $4.87 05/08/20: $5.37 06/18/20: $5.37 08/11/20: $5.37 11/06/20: $5.37
Selected Commentary	*"While we favor cash deals, we firmly believe FFG at a minimum is worth the last reported book value of $63.76… we view FFG as a best-in-class asset in the life insurance industry reflecting the company's conservative asset leverage and investment portfolio, superb dividend record, competitive advantages in an attractive niche market, and high-quality management team" – Sept. 2020* *"While our outlook for continued spread compression and an increasingly competitive annuity sales environment hasn't changed, we believe FFG represents a more compelling risk/reward opportunity relative to other spread-based businesses in our coverage universe over the next several quarters. Over the past five years, FFG has paid $7.50 per share in special dividends including $1.50 paid on 3/31/20. The company's current dividend yield is 5.4% (above the peer average of 3.9%), which we believe FFG should be able to sustain…" – Aug. 2020*	*"Despite the low interest rate environment, FFG reported 3Q:20 revenue of $197.8mm compared to $184.7mm reported in 3Q:19. (We modeled $191.5mm). FFG achieved this growth even though annuity premiums collected fell 19% year-over-year, primarily reflecting lower indexed annuity sales…FFG implemented cost containment efforts to improve operating performance and also tightened requirements for agents on productivity and profitability" – Nov. 2020* *"FFG's wealth management initiative is advancing, which we think could be a catalyst for the stock. Wealth Management adds a new fee-based revenue stream and diversifies revenue away from interest sensitive annuities and other interest sensitive products." – Aug. 2020*

Source: Broker research provided by FBL Financial's management.

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FBL Financial Share Count Detail

Project Kinnick Confidential Fully Diluted Share Count ___________________________ Source: Share counts as of the Measurement Date (January 7, 2021) and provided by FBL management. 1. Includes public shareholders, other Farm Bureau entities, as well as i nsiders include employees, directors and management . Class IFBF FBPCIC Minority Holders (1) Total Shares Class A Common Shares 14,760,303 199,016 9,425,790 24,385,109 Class B Common Shares 7,619 2,390 1,404 11,413 Total Basic Shares Outstanding 14,767,922 201,406 9,427,194 24,396,522 Restricted Stock Awards - Directors - - 44,399 44,399 Restricted Stock Awards - Employees - - 39,221 39,221 Restricted Stock Units - Directors - - 29,803 29,803 Restricted Stock Units - Employees - - 3,277 3,277 LTI - - 37,402 37,402 Fully Diluted Shares Outstanding 14,767,922 201,406 9,581,295 24,550,623 23

Shareholder Analysis

Q3 Shareholder Analysis

Ownership Breakdown



Employees & Officers
3%
Other Farm
Bureau Entities
6%
Institutional
Investors &
Other Publics
31%
IFBF
60%

Analysis of Top 25 Holders (as of 9/30/2020)

				Returns AVP		
	Cost Basis Per Share[(1)]	Initial Offer[(2)]	Current Offer[(3)]	10% Premium	52-Week High	52-Week Low
Mean	$48.17	(2.4%)	16.3%	7.3%	27.2%	(39.8%)
Weighted Avg. Cost Basis	$43.85	7.2%	27.7%	17.9%	39.7%	(33.8%)

	Weighted-Average % of Accounts Profiting	Weighted-Average Profit in $ Millions
$47.00	84.6%	$19.1
$56.00	93.7%	$73.6
$57.00	95.9%	$79.7
$58.00	95.9%	$85.8
$59.00	95.9%	$91.8
$60.00	95.9%	$97.9

Source: FactSet. Holdings data per 13-F filings dated September 30, 2020.
Footnotes: (1) Cost Basis as of 9/30/20 per FactSet. (2) Offer price of $47.00. (3) Offer price of $56.00.

Overview of Q3 Changes

Summary

Activity	Holders
New Institutional Holders	22
Increased Shares	38
Decreased Shares	63
Soldout	11
Total Farm Bureau and Insitutional Holders	133

Position Changes

New Positions - Top 10	Shares Purchased (mm)	% of Float	% of O/S
Carlson Capital LP	0.265	2.8%	1.1%
GLG Partners LP	0.162	1.7%	0.7%
Kite Lake Capital Management (UK) LLP	0.118	1.2%	0.5%
Point72 Asset Management LP	0.084	0.9%	0.3%
Capital Returns Management LLC	0.074	0.8%	0.3%
Goldman Sachs & Co. LLC (Private Banking)	0.056	0.8%	0.3%
OMERS Administration Corp.	0.048	0.5%	0.2%
Millennium Management LLC	0.048	1.2%	0.5%
Boothbay Fund Management LLC	0.045	0.5%	0.2%
The Public Sector Pension Investment Board	0.025	0.3%	0.1%
Total	**0.925**	**10.5%**	**4.1%**

Sold Positions - Top 5	Shares Sold (mm)	% of Float	% of O/S
Victory Capital Management	0.373	0.3%	0.1%
The Vanguard Group, Inc.	0.131	8.4%	3.3%
PhiloSmith Capital Corp.	0.090	0.0%	0.0%
BlackRock Fund Advisors	0.074	6.1%	2.4%
Royce & Associates LP	0.055	1.4%	0.6%

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Cost Basis Analysis – Top Holders

Top 25 Holders of FBL and Returns AVP

Account	Position: Shares (mm)	Position: % TSO	Position: % Float	Position: % Change	Cost Basis Per Share[1]	Returns AVP: Initial Offer[2]	Returns AVP: Transaction Price[3]
Dimensional Fund Advisors LP	1.973	8.1%	20.6%	(1.4%)	$37.47	25.4%	49.5%
The Vanguard Group, Inc.	0.800	3.3%	8.4%	(14.1%)	$43.28	8.6%	29.4%
BlackRock Fund Advisors	0.585	2.4%	6.1%	(11.2%)	$45.29	3.8%	23.6%
Carlson Capital LP	**0.265**	**1.1%**	**2.8%**	**Initiating Position**	**$44.95**	**4.6%**	**24.6%**
SSgA Funds Management, Inc.	0.226	0.9%	2.4%	(6.0%)	$40.76	15.3%	37.4%
Columbia Management Investment Advisers LLC	**0.222**	**0.9%**	**2.3%**	**6.0%**	**$44.47**	**5.7%**	**25.9%**
Northern Trust Investments, Inc.(Investment Management)	0.189	0.8%	2.0%	(5.7%)	$41.76	12.5%	34.1%
Norges Bank Investment Management [5]	**0.172**	**0.7%**	**1.8%**	**-**	**$39.27**	**19.7%**	**42.6%**
GLG Partners LP	**0.162**	**0.7%**	**1.7%**	**Initiating Position**	**$44.95**	**4.6%**	**24.6%**
Geode Capital Management LLC	0.143	0.6%	1.5%	1.6%	$50.76	(7.4%)	10.3%
Dalton, Greiner, Hartman, Maher & Co. LLC	**0.143**	**0.6%**	**1.5%**	**(22.6%)**	**$74.59**	**(37.0%)**	**(24.9%)**
Royce & Associates LP	**0.138**	**0.6%**	**1.4%**	**(28.3%)**	**$56.72**	**(17.1%)**	**(1.3%)**
Kite Lake Capital Management (UK) LLP	**0.118**	**0.5%**	**1.2%**	**Initiating Position**	**$44.95**	**4.6%**	**24.6%**
Bridgeway Capital Management, Inc.	**0.116**	**0.5%**	**1.2%**	**-**	**$55.37**	**(15.1%)**	**1.1%**
Millennium Management LLC	**0.114**	**0.5%**	**1.2%**	**71.6%**	**$42.67**	**10.1%**	**31.2%**
Wells Capital Management, Inc.	**0.103**	**0.4%**	**1.1%**	**(3.9%)**	**$64.88**	**(27.6%)**	**(13.7%)**
Mellon Investments Corp.	0.096	0.4%	1.0%	(4.3%)	$55.65	(15.5%)	0.6%
Point72 Asset Management LP	**0.084**	**0.3%**	**0.9%**	**Initiating Position**	**$44.95**	**4.6%**	**24.6%**
Goldman Sachs & Co. LLC (Private Banking)	0.075	0.3%	0.8%	310.1%	$53.60	(12.3%)	4.5%
Capital Returns Management LLC	**0.074**	**0.3%**	**0.8%**	**Initiating Position**	**$44.95**	**4.6%**	**24.6%**
Charles Schwab Investment Management, Inc.	0.064	0.3%	0.7%	(2.2%)	$48.80	(3.7%)	14.8%
QMA LLC	0.058	0.2%	0.6%	(3.1%)	$49.44	(4.9%)	13.3%
OMERS Administration Corp.	**0.048**	**0.2%**	**0.5%**	**Initiating Position**	**$44.95**	**4.6%**	**24.6%**
Citadel Advisors LLC	**0.048**	**0.2%**	**0.5%**	**(6.7%)**	**$44.75**	**5.0%**	**25.1%**
Boothbay Fund Management LLC	**0.045**	**0.2%**	**0.5%**	**Initiating Position**	**$44.95**	**4.6%**	**24.6%**

Note: Holdings data per 13-F filings dated September 30, 2020. Active managers in bold. Active managers excludes quants, broker/dealers, and index managers.
Source: FactSet.
Footnotes: (1) Cost Basis as of September 30, 2020 per FactSet. Cost Basis for firms initiating position calculated as VWAP from September 4, 2020 to September 30, 2020. (2) Initial Offer price of $47.00. (3) Transaction price of $56.00.

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Barclays Relationship Disclosure

Project Kinnick Confidential Barclays Relationship Disclosure FBL Financial Group, Inc. (the “Company”) Barclays and its affiliates have performed various investment banking services for the Company in the past and expect to perform such services in the future. Barclays has received, and expects to receive, customary investment banking fees for such services; however, Barclays has not received investment banking fees from the Company for the period beginning January 1, 2017 through the date hereof, excluding any fees received in connection with this transaction. Barclays’ deal team members currently advising the Company (1) do not hold individual equity or debt positions in the Company in personal investment accounts in which they exercise investment discretion. As of the market close on January 7, 2021, Barclays did not holds a net long position in the outstanding stock of the Company. Iowa Farm Bureau Federation (“IFBF”) Barclays and its affiliates have not performed investment banking and financial services for IFBF and have not received investment banking fees from IFBF for the period beginning January 1, 2017 through the date hereof; although, as a full - service financial institution, it may provide investment banking services to IFBF in the future. Barclays’ deal team members currently advising the Company do not hold individual equity or debt positions in IFBF in personal investment accounts in which they exercise investment discretion. As of the market close on January 7, 2021, Barclays did not holds a net long position in the outstanding stock of IFBF. In addition, Barclays and its affiliates have not performed investment banking and financial services for Farm Bureau Property & Casualty Insurance Company (“FBPCIC”) and have not received investment banking fees from FBPCIC for the period beginning January 1, 2017 through the date hereof; although, as a full service financial institution, it may provide investment banking services to FBPCIC in the future. ___________________________ Source: The data presented on this page is derived from Barclays’ internal reporting systems and processes. 1. Larry Hamdan, Gary Antenberg, Tom Vandever, Maria DeMuro, Greg Hunt, Conor Eckert, Ryan Savell . 26

Disclaimer

The following pages contain material that was provided to the Special Committee of the Board of Directors (the "Special Committee") of FBL Financial Group, Inc. (the "Company") by Barclays Capital Inc. ("Barclays"). The accompanying material and any Barclays presentation related to the material was compiled or prepared on a confidential basis solely for consideration by the Special Committee and no part of it may be reproduced, distributed or transmitted without the prior written consent of Barclays. The information contained in this material was obtained from the Company, Milliman, Inc., and/or publicly available sources, and Barclays has relied upon such information without independent verification thereof and does not assume any liability for any such information. These materials are being provided in connection with an actual corporate engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Barclays. Moreover, any information provided herein was not prepared for or intended for use by any individual for personal, family or household purposes.

Any estimates, historical financial information, projections and other information contained herein have been prepared by management of the Company and Milliman, Inc. or were obtained from publicly available sources (approved for Barclays' use by the Company) or are based upon such estimates and projections. With respect to such estimates and projections, Barclays has assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates, projections and judgment of the management of the Company or Milliman, Inc. The projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. The analysis contained herein is based on current market conditions which are subject to change and Barclays assumes no obligation to update or otherwise revise these materials. Nothing in these materials shall be deemed to constitute a recommendation or investment, legal, tax, financial, accounting or other advice.

Because these materials were prepared for use in the context of a presentation to the Special Committee, these materials are incomplete without reference to, and should be assessed solely in conjunction with, the oral briefing provided by Barclays to the Special Committee (in their capacity as directors and not in any individual capacity and is not for the benefit of any individual, including any individual officer, director, shareholder or any other person). These materials were not prepared for or intended for use by any individual for personal, family or household purposes nor were they prepared to comply with the disclosure standards under state and federal securities laws or any other applicable laws and, to the extent the material may be considered by readers not as familiar with the business and affairs of the Company as the Special Committee, none of the Company, Milliman, Inc., Barclays, their respective affiliates or any of their respective legal or financial advisors or accountants takes any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee. These materials are not intended to provide the sole basis for evaluation of the proposed corporate transaction and do not purport to contain all information that may be required and should not be considered a recommendation with respect to the proposed corporate transaction.

Barclays has not made or obtained any evaluations or appraisals (other than the report prepared by Milliman, Inc.) of the assets or liabilities of the Company or any other party to any corporate transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained herein do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Barclays' role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company, the Special Committee or any individual officer, director, shareholder or any other person.

Barclays, its subsidiaries and affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments or in other financial products and instruments. Unless otherwise expressly agreed or provided for in other applicable Barclays disclosures governing such corporate transactions or required by law or regulation, Barclays conducts these activities as principal and executes its principal transactions as an arm's length counterparty. Barclays does not act as a fiduciary in relation to these corporate transactions.

These materials do not constitute investment advice nor do they form part of an offer to sell or purchase, or the solicitation of an offer to sell or purchase, any securities or any of the businesses or assets described herein or an offer of financing or an offer or recommendation to enter into any corporate transaction described herein.

Barclays Capital Inc. is the United States investment bank of Barclays Bank PLC. Barclays Bank PLC is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority (Financial Services Register No. 122702). Registered in England. Registered No. 1026167. Registered office: 1 Churchill Place, London E14 5HP. Copyright Barclays Bank PLC, 2020 (all rights reserved).

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